THE BOARD OF DIRECTORS CONFIRMATION ON
THE INSTRUMENT DEFINING THE RIGHTS OF
SHAREHOLDERS OF
NDB INC.

September 30, 2021

In accordance with the California Corporations Code and the Bylaws of NDB Inc. (the “Corporation”), the undersigned, constituting all of the members of the Board of Directors of the Corporation (the “Board”), hereby adopt the following recitals and resolutions confirming the designation and number of shares, the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the shares of common stock, as follows:

RESOLVED, that the Corporation is offering up to 7,000,000 shares (the “Shares”) of the Common Stock, at a purchase price of $4.35 per Share to be sold pursuant to Regulation A (Regulation A+) under the Securities Act of 1933 (the “Offering”). The instrument defining the rights of shareholding under this offering is a common stock certificate as attached in Annex A below.

CONFIRMED, that in accordance with Section 37 of the bylaws of the Corporation, the shares of the corporation shall be represented by certificates or shall be uncertificated.  Certificates for the shares of stock, if any, of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law.  Every holder of shares of stock in the corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the corporation by, any two authorized officers of the corporation, (1) the Chief Executive Officer, the chairperson or vice chairperson of the board or the president or a vice president and (2) by the chief financial officer or an assistant treasurer or the secretary or any assistant secretary, certifying the number of shares owned by him or her in the corporation. Any or all of the signatures on the certificate may be facsimiles.  In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.

FURTHER CONFIRMED, that each common stock offered under this Offering has the voting and other powers, preferences and relative, participating, or other rights, and the qualifications, limitations and restrictions as stipulated in the bylaws of the Company as amended attached to the Offering Circular as Exhibit 2B.

[Signature Page Follows]

This resolution may be signed in one or more counterparts, each of which shall be deemed an original and all of which will constitute one instrument. This 1resolution was executed as of date first set forth above.

/s/ Nima Golsharifi
Nima Golsharifi, Director

/s/ Giorgi Gogokhia
Giorgi Gogokhia, Director

/s/ Fahimeh Golsharifi
Fahimeh Golsharifi, Director

Annex A
Common Stock Certificate